Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE

Drilling Rig Contracted for Paris Basin Shale Oil Six-Well Program

PARIS, FRANCE - (November 11, 2010) - Toreador Resources Corporation (NASDAQ: TRGL) today announced the following operational update:

On November 10, 2010, Toreador’s strategic partner, Hess Oil France SAS (“Hess”), executed an agreement with KCA Deutag for the provision of drilling and related services for the initial six firm wells targeting the Liassic shale oil source rock system.

The first well in the series, which is forecast to be spud in January 2011, will be located on the Chateau Thierry exploration permit.  The well will be drilled vertically to an expected total depth of 3,000 meters.  The primary geologic target of the well is the Liassic section, the top of which is expected to be encountered at an approximate depth of 2,300 meters.  Conventional cores will be taken throughout the Liassic section to evaluate reservoir and rock properties.

The Eurorig class land drilling rig T-208 drilling will be used for the operations.  It is a 1,550 hp, top-drive unit that will be mobilized from northern Spain and will be capable of drilling vertical and horizontal wellbores.  The T-208 is designed to be in compliance with the latest European regulations, has low emissions, and a high degree of automation.

Toreador will remain operator of record in the near-term while drilling operations are carried out under Hess’s supervision.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France.  The company’s website, www.toreador.net, provides more information about Toreador.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469 364-8531

sanderson@toreador.net

www.toreador.net